Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-182490

TERM SHEET

Dated July 11, 2012

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	1.125% Guaranteed Bonds due July 19, 2017

Ratings:	Moody’s: Aa3/stable outlook; S&P: AA-/negative outlook Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	US$2,000,000,000

Denomination:	US$200,000 x US$1,000

Pricing Date:	July 11, 2012

Settlement Date:	July 19, 2012

Maturity Date:	July 19, 2017

Coupon:	1.125% (Semi-annual, 30/360)

Interest Payment Dates:	January 19 and July 19 of each year, commencing January 19, 2013 and ending July 19, 2017.

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	99.647%

Underwriting Discount:	0.125%

Proceeds, before Expenses, to JFC:	99.522%

Benchmark U.S. Treasury:	0.75% due June 30, 2017

Benchmark Yield:	0.619%

Spread:	57.9bps

Yield:	1.198%

Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Hongkong and Shanghai Banking Corporation Limited

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS0805183828

International Global Bond Common Code:	080518382

DTC Global Bond ISIN:	US471048AE84

DTC Global Bond Common Code:	080578253

DTC Global Bond CUSIP:	471048 AE8

Use of Proceeds:	The net proceeds of the issue of the bonds will be used solely for JBIC Operations

Governing Law:	New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312512298289/d362363d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a “Gross Recipient” as defined on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at +1-800-294-1322 (Toll free from the United States).